Exhibit 5.1

[Letterhead of Wilson Sonsini Goodrich & Rosati, P.C.]

March 30, 2023

IGM Biosciences, Inc.

325 E. Middlefield Road

Mountain View, California 94043

(650) 965-7873

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by IGM Biosciences, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of (i) 1,723,293 shares of common stock reserved for issuance pursuant to the Amended and Restated 2018 Omnibus Incentive Plan and (ii) 430,823 shares of common stock reserved for issuance pursuant to the Amended and Restated 2019 Employee Stock Purchase Plan (which plans are referred to herein as the “Plans” and which shares of common stock are referred to herein as the “Shares”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation